EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares, nominal value £0.002 per share, of Immunocore Holdings plc, dated as of February 18, 2022 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 18, 2022

IAN MICHAEL LAING

By:	/s/ Ian Michael Laing
Name:	Ian Michael Laing

CAROLINE ELIZABETH LAING

By:	/s/ Caroline Elizabeth Laing
Name:	Caroline Elizabeth Laing